EXHIBIT 99.1

Contacts:	Joseph Frehe
Chief Financial Officer
Alloy, Inc.
212/329-8347

For immediate release:

Alloy, Inc. Names Joseph Frehe as Chief Financial Officer

New York, NY – August 2, 2007 — Alloy, Inc. (NASDAQ: ALOY) announced that Joseph Frehe has been promoted to Chief Financial Officer effective as of July 30, 2007. Mr. Frehe joined Alloy in 2000 and most recently served as Senior Vice President of Finance managing all corporate finance functions, including SEC reporting. Prior to that he held various finance positions at the Company, including Vice President – Finance, Assistant Controller, and Director of Financial Integration. Before joining Alloy, Mr. Frehe held corporate finance and controllership positions at Trans Union LLC, a credit reporting company. He holds a degree in accounting from the University of Illinois and is a member of the Illinois CPA Society.

Matt Diamond, Alloy’s Chief Executive Officer, commented, “Throughout his career at Alloy, Joe has proven to be a strong and diligent financial leader with significant knowledge of our business. We welcome him to his new role as CFO.”

About Alloy

Alloy, Inc. (ALOY) is one of the country’s largest providers of nontraditional media programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy, Inc. works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at (www.alloymarketing.com).

Forward-Looking Statements

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2007, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.